Market Stock Unit Award Granted in 2017

Summary of Key Provisions

Purpose	w To advance the interests of Tesoro (the “Company”) by motivating plan participants to contribute to the long-term success and progress of the Company.
Eligibility	w All senior executives and employees in the Company as approved by the Compensation Committee of Tesoro’s Board of Directors.
Plan	w These awards are granted under the general terms and conditions of the Amended and Restated 2011 Long-Term Incentive Plan.
Market Stock Unit	w A Market Stock Unit Award is a grant of stock units in which the number of shares of the Company’s common stock earned at vesting is based on the stock price performance.
Performance Period	w The performance period for the Market Stock Unit Award granted in 2017 is 36 months (February 14, 2017 through February 14, 2020).
Vesting	w The Market Stock Unit Award will vest at the end of the 36 month performance period.
Form and Timing of Payout	w The Market Stock Unit Award will be settled in common stock of the Company within 2 ½ months after the end of the performance period.
Calculation of Market Stock Unit Award at Vesting	w The number of shares earned at time of vesting will be calculated as follows: Shares Earned at Vesting* = A times (C/B)
	Symbol	Description
	A	# of Targeted Market Stock Units at Grant
	B	Average closing stock price for the 30 trading days** prior to the Grant Date
	C	Average closing stock price for the 30 trading days** prior to the Vesting Date

*Shares Earned at Vesting is capped at 200% of number of Targeted Market Stock Units at Grant.
**Normal dividends are assumed to have been reinvested on the date they are paid in order to calculate the average 30-trading day stock price.

Payout Range
w The payout for the Market Stock Unit Award can range from 50% to 200% based on stock price appreciation. However, there is no payout if the average closing stock price for the 30 trading days prior to the Vesting Date (or Change in Control) has decreased by more than 50% from the average closing stock price for the 30 trading days prior to the Grant Date.

Market Stock Unit Award Granted in 2017	1

Termination of Employment
w Death/Disability - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and issued assuming target performance. Shares will be issued as soon as administratively practical.

w Retirement - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and adjusted for actual performance results at the end of the performance period. Shares will be issued within 2 ½ months after the end of the performance period.

w Voluntary Termination (except as set forth below), Termination for Cause including a violation of Tesoro’s Code of Business Conduct, or involuntary termination without eligibility for severance under a Company sponsored severance plan - Award will be forfeited.

w Involuntary Termination under circumstances qualifying for severance compensation under any severance plan sponsored by the Company (not in connection with a Change in Control) - The payout of the award will be pro-rated based on the number of full months worked (minimum of 12 months required) within the performance period divided by 36 and adjusted for actual performance results at the end of the period. Shares will be issued within 2 ½ months after the end of the performance period.

w Involuntary Termination or Voluntary Termination for Good Reason within two years following a Change in Control - The full award (as converted as described below) will be paid out as soon administratively practical.

w Separation Under Severance/Separation Agreement - If an employee is terminated pursuant to a severance or separation agreement under any circumstance, the Committee may, at its discretion, further reduce the award payout percentage beyond the pro-rated reduction described above.

Market Stock Unit Award Granted in 2017	2

Good Reason (under Change in Control only)
w Good Reason means the occurrence of any of the following:

w without Participant's express written consent, the assignment to Participant of any duties inconsistent with the employment of Participant immediately prior to the Change in Control, or a significant diminution of Participant's positions, duties, responsibilities and status with the Company from those immediately prior to a Change in Control or a diminution in Participant's titles or offices as in effect immediately prior to a Change in Control, or any removal of Participant from, or any failure to reelect Participant to, any of such positions;

w a material reduction by the Company in Participant's Base Salary, as in effect immediately prior to a Change in Control;

w the failure by the Company to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which Participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;

w the failure by the Company to continue in effect any incentive plan or arrangement in which Participant is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;

w the occurrence of an event that meets the criteria set forth under the Company's relocation policy, as in effect from time to time, with respect to which either (i) the Participant fails to provide express written consent to the relocation or (ii) the Company fails to provide the relocation benefit set forth in such policy; or

w any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

Market Stock Unit Award Granted in 2017	3

Change in Control
w In the event of a Change in Control of the Company, the award will either be (i) assumed and continued by the acquirer or surviving corporation in the transaction, or (ii) will be immediately paid out with the number of shares earned equal to the greater of the Targeted number of Market Stock Units at Grant or the amount calculated as follows:

Shares Earned At Vesting* = A times (C/B)

	Symbol	Description
	A	# of Targeted Market Stock Units at Grant
	B	Average closing stock price for the 30 trading days** prior to the Grant Date
	C	Average closing stock price for the 30 trading days** prior to the Change in Control

*Shares Earned at Vesting is capped at 200% of number of Targeted Market Stock Units at Grant.

**Normal dividends are assumed to have been reinvested on the date they are paid in order to calculate the average 30-trading day stock price.

w If the award is assumed and continued in connection with a Change in Control, the award will be converted into a time-based restricted stock unit award upon consummation of the Change in Control with the number of shares subject to the award determined as set forth above. Following such conversion, the award will vest based on continued employment through the end of the performance period.

Nothing herein is intended to modify any referenced Plan. The applicable Plan is the legally governing document and is the final authority on the terms of such Plan unless the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) specifies otherwise (either in an Award Agreement or otherwise).

Market Stock Unit Award Granted in 2017	4